Exhibit 99.1

NEWS RELEASE

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-5277	(205) 801-0265

Carolyn H. Byrd Elected to Regions Board of Directors

BIRMINGHAM, Ala., May 13, 2010 – Carolyn H. Byrd, Chairman of the Board and Chief Executive Officer of GlobalTech Financial, LLC, has been elected to the Board of Directors of Regions Financial Corporation (NYSE: RF).

“Carolyn Byrd is a proven leader with an extremely strong background in finance, and I am proud to have her join our board,” said Earnest Deavenport, Regions’ chairman. “Throughout her career she has demonstrated an expertise in finance, strong management skills and the ability to lead and grow in difficult times.”

Ms. Byrd has led GlobalTech Financial since 2000 and previously was the president of Coca-Cola Financial Corporation. During her 23-year career with Coca-Cola she held a variety of senior positions including chief of internal audits and manager of corporate and U.S. treasury services. She began her career in corporate lending at Citibank. She holds a bachelor’s degree in economics and business administration from Fisk University and a master’s degree in finance from the University of Chicago.

Ms. Byrd also serves on the boards of the Federal Home Loan Mortgage Corporation and AFC Enterprises, Inc. She is active in community affairs in Atlanta and is a participant in The Links, Incorporated, a national nonprofit organization of African-American professional women.

About Regions

Regions Financial Corporation, with $137 billion in assets, is a member of the S&P 100 Index and one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,800 banking offices and 2,200 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from over 300 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.

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Regions Financial Corporation
Post Office Box 11007 Birmingham, Alabama 35288